Exhibit 10.68

Summary Translation of Sample Contract

Note: The summary translation agreement below is summary translation of one of a series of agreements between Qingdao Zhihesheng Agricultural Produce Services, Ltd. and Qingdao Donglin Biological Engineering Co., Ltd. that the companies use that constitute separate agreements, yet all such agreements are nearly identical in most respects, except for the specific term, price, and subject of the purchase or sale order (e.g., yew, flower pots, compound fertilizers, etc.).

Yew Purchase Contract

Buyer (Party A): Qingdao Zhihesheng Agricultural Produce Services, Ltd.

Supplier (Party B): Qingdao Donglin Biological Engineering Co., Ltd.

Products:	Yew

Specification: 50-80 cm

Quantity: 4,000

Unit Price: 600

Total: 2,400,000 Yuan

Yew

Specification: 80-120 cm

Quantity: 6,000

Unit Price: 750

Total: 4,500,000 Yuan

Flower pots

Quantity: 44,000

Unit Price: 14 Yuan

Total: 616,000 Yuan

Plastic Film

Quantity: 960,000 (Unit: jin)

Unit Price: 2 Yuan

Total: 1,920,000

Compound Fertilizer

Quantity: 4,000 (Unit: jin)

Unit Price: 240 Yuan

Total: 960,000 Yuan

Total Amount: 10,396,000 Yuan

Payment Settlement: Upon the acceptance of the yew delivery, Party A shall pay in full within 5 days.

Party A’s Financial Liability:

If Party A returns products or it starts to use other similar products, it shall pay Party B 5% of the total as set forth in the Contract as liquidated damages. If Party A fails to make full payment as set forth in the Contract, it shall pay 0.3% of the total amount of deferred payments for each day as a delay penalty.

Party B’s Financial Liability:

Party B shall ensure the products are delivered intact; if product varieties, specification and quality does not comply with the Contract, Party A agrees to utilize such products with a hedonic price; for those that cannot be used, Party B shall be responsible for return or exchange; if the above factors result in any delayed delivery, Party B shall pay 0.3% of the total amount of such expected goods as liquidated damages.

Party A may choose to have the purchased yew planted in Party B’s planting base and Party B may conduct sales of such products on behalf of Party A if needed; If Party B fails to conduct prompt delivery of such sales and causes any loss to Party A, it shall bear such loss.

Party B shall deliver the set forth quantity of products; if it fails to meet Party A’s purchase needs, it shall pay 5% of the total of the undelivered products as penalty.

Price:

Any changes or any adjustment to the price shall be determined by both parties by mutual agreement.

Any other changes or any other adjustment on the product varieties, specification, quantity and packaging by Party B shall be communicated to Party A 5 days in advance for approval.

Other Terms:

Neither party shall amend or terminate the Contract without any authorization from the other party.

If any party cannot perform the Contract due to force majeure, it shall inform the other party promptly for approval to partially implement, to defer implementation or not to implement the Contract.

Any dispute shall be brought to local People’s Court if the parties fail to reach a mutual agreement.

Any supplemental agreement will carry the same legal effect.

Contract Date: 2014-11-26